EXECUTION VERSION

AMENDMENT NO. 4 TO CREDIT AGREEMENT

AMENDMENT NO. 4 dated as of March 7, 2022 (this “Agreement”) between ABPCIC FUNDING III LLC (the “Borrower”), NATIXIS, NEW YORK BRANCH, in its capacity as Administrative Agent (the “Administrative Agent”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, (as successor in interest to U.S. Bank National Association), in its capacity as collateral agent, and collateral administrator (the “Collateral Agent” and “Collateral Administrator”), U.S. Bank National Association, in its capacity as custodian (the “Custodian”) and the LENDERS executing this Agreement on the signature pages hereto.

The Borrower, the Lenders party thereto, the Administrative Agent, the Collateral Agent, the Collateral Administrator and the Custodian, are parties to a Credit Agreement dated as of March 24, 2021 (as amended by Amendment No. 1 to Credit Agreement dated as of July 1, 2021, as amended by Amendment No. 2 to Credit Agreement dated as of November 5, 2021, as amended by Amendment No. 3 to the Credit Agreement dated as of February 7, 2022, and as further amended, modified and supplemented and in effect from time to time, the “Credit Agreement”).

The Borrower and the Lenders party hereto wish now to amend the Credit Agreement in certain respects, and accordingly, the parties hereto hereby agree as follows:

Section 1. Definitions. Except as otherwise defined in this Agreement, terms defined in the Credit Agreement are used herein as defined therein. This Agreement shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

2.01. General Amendments.

(a) The following definition is hereby added in Section 1.1 of the Credit Agreement in appropriate alphabetical order:

“Amendment No. 4 Effective Date” means March 7, 2022.

(b) The following definitions is hereby added in Section 1.1 of the Credit Agreement in appropriate alphabetical order in lieu of the existing definitions for such terms:

“Fee Letter Agreement” means the amended and restated fee letter agreement dated as of the Amendment No. 4 Effective Date between the Borrower, the Administrative Agent, the Fund and each Lender party thereto, as may be amended from time to time.

“Total Class A-R Commitment” as of any date of determination means the aggregate amount of the Class A-R Commitments (funded or unfunded) on such date, which as of the Amendment No. 4 Effective Date is $200,000,000 (as such amount may be reduced from time to time pursuant to Section 2.7).

(c) References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby. References in the Risk Retention Letter to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as amended to date, including by this Agreement, and the Risk Retention Letter is intended to remain in full force and effect. By its acknowledgement hereto, the

Retention Holder agrees to the preceding sentence.

2.02. Conversion Date Amendments. On and as of April 27, 2022, the Credit Agreement is amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Credit Agreement attached as Appendix I hereto.

2.03. Conforming Changes for the Class A-R Lenders. The information set forth in the signature pages to the Credit Agreement for the Lenders in respect of the identity of the Lenders, Percentage Shares and Commitments shall be replaced by the information set forth in Schedule 1 hereto.

Section 3. Representations and Warranties.

(a) Before and after giving effect to the amendments contemplated pursuant to this Agreement, the Borrower represents and warrants that (i) its representations and warranties set forth in Article IV of the Credit Agreement, and in each of the other Loan Documents, that contain materiality or material adverse effect qualifiers, are true and complete, and all other of its representations and warranties set forth in said Article IV, and in each of the other Loan Documents, are true and complete in all material respects, in each case on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and as if each reference in said Article IV to “this Agreement” included reference to this Agreement (it being agreed that it shall be deemed to be an Event of Default under the Credit Agreement if any of the foregoing representations and warranties shall prove to have been incorrect in any material respect when made) and (ii) no Default or Event of Default has occurred and is continuing on the part of the Borrower. Immediately before and after giving effect to this Agreement the Borrower certifies that (1) each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower, in each case, to the extent the Borrower is a party thereto (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders) and (2) the Eligibility Criteria are satisfied.

(b) The Borrower represents and warrants that this Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4. Conditions Precedent. The amendments set forth in Section 2 hereof shall become effective, as of the date hereof, upon satisfaction of the following conditions:

(a) Execution. The Administrative Agent shall have received counterparts of this Agreement executed by the Borrower, the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian and the Lenders. The Collateral Manager shall have consented to this Agreement in writing.

(b) Structuring Fee. The Borrower shall have paid a fee to Natixis Securities Americas LLC pursuant to the letter agreement dated as of March 7, 2022 by and among Natixis Securities Americas LLC, ABPCIC Funding III LLC and AB Private Credit Investors LLC.

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(c) Other Fees. The Borrower shall have paid all reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders (including reasonable and documented fees and expenses of outside counsel to the Agents) incurred in connection with this Agreement.

(d) Rating Condition. The Administrative Agent shall have received evidence satisfactory to it that the Rating Condition has been satisfied.

(e) Officer’s Certificate from the Borrower. The Administrative Agent shall have received from an Authorized Officer of the Borrower a certificate: (i) certifying as to and attaching (A) its Constituent Documents, (B) its resolutions or other action of its general partner approving this Agreement and any other matters related thereto, (C) the incumbency and specimen signature of each of its Authorized Officers and (D) a good standing certificate from its state or jurisdiction of organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect; (ii) confirming that each of the Coverage Tests, Concentration Limitations and Collateral Quality Tests is in compliance both immediately before and after giving effect to this Agreement; (iii) certifying as to the matters set forth in Section 3(a) hereof; and (iv) certifying to the effect that in the case of each item of Collateral pledged to the Collateral Agent as of the date hereof, (A) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens, (B) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in the immediately preceding clause (A), (C) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than pursuant to the Credit Agreement, (D) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent and (E) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except in respect of any Permitted Lien or as otherwise permitted by the Credit Agreement.

(f) Legal Opinion. The Administrative Agent shall have received a legal opinion with respect to the Borrower (addressed to each of the Secured Parties and DBRS) from Dechert LLP, counsel to the Borrower, dated the date hereof, covering such matters as the Administrative Agent and its counsel shall reasonably request.

Section 5. Confirmation of Collateral. The Borrower (a) confirms its obligations with respect to the Collateral, (b) confirms that its obligations under the Credit Agreement as amended hereby are entitled to the benefits of the pledges set forth in the Loan Documents, (c) confirms that its obligations under the Credit Agreement as amended hereby constitute “Obligations” (as defined in the Credit Agreement) that are secured by the Collateral thereunder and (d) agrees that the Credit Agreement as amended hereby is the Credit Agreement under and for all purposes of the Loan Documents. Each party, by its execution of this Agreement, hereby confirms that the Obligations shall remain in full force and effect, and such Obligations shall continue to be entitled to the benefits of the Grant set forth in the Credit Agreement.

Section 6. Direction of Custodian, Collateral Administrator and Collateral Agent. By executing this Agreement, the Lenders hereby consent to the terms of this Agreement and direct the Custodian, the Collateral Administrator and Collateral Agent to execute and deliver this Agreement, and acknowledge and agree that the Custodian, Collateral Administrator and Collateral Agent shall be fully protected in relying upon the foregoing consent and direction and hereby release the Custodian, Collateral Administrator and Collateral Agent and its respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, except as a result of the bad faith, gross negligence or willful misconduct of the Custodian, Collateral Administrator and Collateral Agent.

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Section 7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of a counterpart by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. THIS AGREEMENT AND ANY RIGHT, REMEDY, OBLIGATION, CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. IN ACCORDANCE WITH SECTION 12.5 OF THE CREDIT AGREEMENT, THE BORROWER WILL, PROMPTLY FOLLOWING EXECUTION HEREOF, PROVIDE COPIES OF THIS AGREEMENT TO DBRS. IN ADDITION, THE BORROWER WILL, PROMPTLY FOLLOWING EXECUTION HEREOF, PROVIDE COPIES OF THIS AGREEMENT TO EACH LENDER AND THE AGENTS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ABPCIC FUNDING III LLC, as Borrower

By: AB Private Credit Investors Corporation, its designated manager

By:	/s/ Roy Castromonte
Name: Roy Castromonte Title: Treasurer

[Amendment No. 4 to Credit Agreement]

NATIXIS, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Yazmin Vasconez
Name: Yazmin Vasconez
Title: Director

By:	/s/ Hana Beckles
Name: Hana Beckles
Title: Director

[Amendment No. 4 to Credit Agreement]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent and Collateral Administrator

By:	/s/ Scott D. DeRoss
Name: Scott D. DeRoss
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By:	/s/ Scott D. DeRoss
Name: Scott D. DeRoss
Title: Senior Vice President

[Amendment No. 4 to Credit Agreement]

Lenders:

VERSAILLES ASSETS LLC, as Class A-R Lender

By:	/s/ David V. DeAngelis
Name: David V. DeAngelis
Title: Vice President

[Amendment No. 4 to Credit Agreement]

VERSAILLES ASSETS LLC, as Swingline Lender

By:	/s/ David V. DeAngelis
Name: David V. DeAngelis
Title: Vice President

[Amendment No. 4 to Credit Agreement]

VERSAILLES ASSETS LLC, as Class A-T Lender

By:	/s/ David V. DeAngelis
Name: David V. DeAngelis
Title: Vice President

[Amendment No. 4 to Credit Agreement]

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
as Class A-T Lender

By:	Apollo Insurance Solutions Group LP, its investment manager

By:	Apollo Capital Management, L.P., its general partner

By:	Apollo Capital Management GP, LLC, its sub-advisor

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

[Amendment No. 4 to Credit Agreement]

ATHENE ANNUITY & LIFE ASSURANCE COMPANY
as Class A-T Lender

By:	Apollo Insurance Solutions Group LP, its investment manager

By:	Apollo Capital Management, L.P., its sub-advisor

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

[Amendment No. 4 to Credit Agreement]

CONSENTED TO BY:

AB PRIVATE CREDIT INVESTORS LLC,
as Collateral Manager

By:	/s/ Roy Castromonte
Name: Roy Castromonte
Title: Treasurer

[Amendment No. 4 to Credit Agreement]

ACKNOWLEDGED AND AGREED:

AB PRIVATE CREDIT INVESTORS CORPORATION,
as Retention Provider

By:	/s/ Christopher Terry
Name: Christopher Terry
Title: Assistant Treasurer

[Amendment No. 4 to Credit Agreement]

Schedule 1

Lender	Commitment	Percentage Share[1]
Class A-R Commitments
VERSAILLES ASSETS LLC	$200,000,000
Class A-T Commitments
VERSAILLES ASSETS LLC	$25,000,000
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY (Portfolio: MASSFW2HT1)	$20,000,000
ATHENE ANNUITY & LIFE ASSURANCE COMPANY (Portfolio: DEFAMD2PR1)	$5,000,000
Total	$250,000,000

[1]	As determined pursuant to definition of Percentage Share in the Credit Agreement.

APPENDIX I (ATTACHED)

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 4.23.

“Applicable Counterparty Criteria” means, with respect to any Participation Interest acquired or committed to be acquired by the Borrower, criteria that will be met if immediately after giving effect to the earlier to occur of such acquisition or commitment to acquire, (a) the percentage of Total Capitalization that consists in the aggregate of Participation Interests with Selling Institutions that have the same or a lower DBRS Long Term Rating does not exceed the “Aggregate Percentage Limit” set forth below for such DBRS Long Term Rating and (b) the percentage of Total Capitalization that consists in the aggregate of Participation Interests with any single Selling Institution that has the DBRS Long Term Rating set forth below or a lower credit rating does not exceed the “Individual Percentage Limit” set forth below for such DBRS Long Term Rating:

DBRS Long Term Rating of Selling Institution (at or below)	Aggregate Percentage Limit	Individual Percentage Limit
AAA	20%	20%
AA (high)	20%	20%
AA	20%	20%
AA (low)	20%	15%
A(high)	10%	5%
A	7.5%	5%

“Applicable Lending Office” means, with respect to any Lender, the office or offices designated as its “Lending Office” opposite its name in the signature pages hereto or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

“Applicable Margin” has the meaning set forth in the Fee Letter Agreement.

“Applicable Rate” means (i) with respect to each Swingline Loan, Class A-R Loan and Class A-T Loan, if a CP Conduit is a Lender with respect to such Loan and is not a CP ~~LIBOR~~SOFR Lender, the sum of (x) the Cost of Funds Rate for such Loan plus (y) the Applicable Margin and (ii) with respect to each Loan, if a CP ~~LIBOR~~SOFR Lender or any other Person is a Lender with respect to such Loan, the sum of (x) ~~the London Interbank Offered Rate~~Term SOFR applicable to the relevant Interest Period plus (y) the Applicable Margin (provided in the case of this clause (ii) that, (A) in the case of any Interest Period on or after the first day on which the circumstances exist under Section 11.1 giving rise to the ~~application of a replacement for LIBOR or a continuation of LIBOR in effect for the prior~~suspension of SOFR Loans and their replacement with Base Rate Loans, the Applicable Rate shall (until the Administrative Agent notifies the Borrower and the Collateral Agent that the circumstances giving rise to such suspension and replacement no longer exist) be a rate per annum equal to the sum of (1) the Alternate Base Rate in effect on each day of such Interest Period, ~~such replacement or continuation shall be substituted for the preceding sub-clause (x) in accordance with Section 11.1~~plus (2) the Applicable Margin for such Loans or (B) if a Lender shall have notified the Administrative Agent pursuant to Section 11.2 that it is not permitted to fund ~~Eurodollar Rate~~SOFR Loans (and such Lender shall not have subsequently notified the Administrative Agent that the circumstances giving rise to such situation no longer exist which it agrees it shall do promptly following a Senior Authorized Officer of the Lender having knowledge of the cessation of such situation), the Applicable Rate for such Lender’s Loans shall be a rate per annum equal to the sum of (1) the Alternate Base Rate in effect on each day of such Interest Period, plus (2) the Applicable Margin for such Loans; provided, further, that the earlier to occur of clause (A) and clause (B) in the preceding proviso shall control).

Paper Notes are rated at least “R-1 (middle)” or the equivalent rating by a Conduit Rating Agency (or whose liquidity provider is rated at least “R-1 (middle)” or the equivalent); provided in each case that any Revolving Lender (including a CP Lender) that has fully funded the Lender Collateral Account prior to downgrade in accordance with the provisions set forth in Sections 8.3(d) and 11.5(b)(i) shall be an Approved Lender notwithstanding that its (or any such parent guarantor’s or its Commercial Paper Notes’) ratings are below such levels; provided further that (1) on and after the Swingline Facility End Date, the Swingline Lender shall be an Approved Lender and (2) after the Class A-R Commitment Period, there shall be no requirement that any Revolving Lenders be Approved Lenders; provided further that at any time Natixis, any Affiliate thereof or any CP Lender for which Natixis or an Affiliate thereof is the Conduit Support Provider for a CP Lender, Natixis, such CP Lender or any such Affiliate shall be deemed to be a “Approved Lender” hereunder at such time.

“Approved Tax Jurisdiction” means each of the Bahamas, Bermuda, the British Virgin Islands, the U.S. Virgin Islands, Jersey, the Cayman Islands and Luxembourg; provided that, (1) with respect to any applicable Obligor that is organized or incorporated in such jurisdiction, in the Collateral Manager’s good faith estimate, a substantial portion of the operations of such Obligor is located in, or a substantial portion of such Obligor’s revenue or value is derived from, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such Obligor), the United States or an Approved Foreign Jurisdiction, or (2) (x) such Obligor’s payment obligations in respect of such Collateral Loan are guaranteed by an entity that is organized in the United States and the related Collateral Loan is supported by United States revenue sufficient to service such Collateral Loan and all obligations senior to or pari passu with such Collateral Loan and (y) such guarantee satisfies the Domicile Guarantee Criteria; provided further that if such operations are located in, or revenues are derived from, an Approved Foreign Jurisdiction, then, for purposes of calculating the Concentration Limitations, the applicable Collateral Loan shall be included in clause (k) thereof.

~~“Asset Replacement Percentage” means, on any date of calculation, as determined by the Collateral Manager, a fraction (expressed as a percentage) where the numerator is the outstanding principal balance of the Collateral Loans that were indexed to LIBOR and the denominator is the outstanding principal balance of the Collateral Loans as of such calculation date.~~

“Assignee” has the meaning set forth in Section 12.6(c)(i).

“Assignment and Assumption” means an Assignment and Assumption Agreement in substantially the form of Exhibit C hereto, entered into by a Lender, an assignee, the Borrower (if applicable) and the Administrative Agent (if applicable) or any form approved by the Administrative Agent.

“Authorized Officer” means:

(a) with respect to each of the Borrower, the Collateral Manager and the Retention Provider, those of its respective officers, general partner (if applicable), authorized representatives and agents whose signatures and incumbency shall have been certified to the Agents on the Closing Date pursuant to the documents delivered pursuant to Section 3.1 or thereafter from time to time in substantially similar form; and

(b) with respect to either Agent or any other bank or trust company acting as trustee of an express trust or as custodian, an Administrative Officer thereof.

proceeds from additional borrowings or other refinancings (it being understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a termout or other provision whereby (automatically or at the sole option of the Obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Business Day” means any day except a Saturday, Sunday or a day on which commercial banks in ~~London, England (for purposes of calculating interest rates),~~ New York, New York or in the city in which the Corporate Trust Office of the Collateral Agent is located (initially being Charlotte, North Carolina) are authorized or required by law to close; provided that if the location of the Corporate Trust Office of the Collateral Agent changes at any time, the Collateral Agent shall provide prompt written notice of such change to the Borrower, the Administrative Agent and the Lenders.

“Calculation Date” means the date that is 10 Business Days prior to each Quarterly Payment Date, commencing in July 2021 and the last Calculation Date shall be the date that is 10 Business Days prior to the Stated Maturity.

“Capped Amounts” means any amounts in excess of the Interest Rate Cap on any Swingline Loan or any Class A Loan that would otherwise be payable hereunder if not for the Interest Rate Cap; provided that Capped Amounts payable pursuant to clause (H) of Section 9.1(a)(i) shall not be considered “due and payable” on any Quarterly Payment Date for purposes of this Agreement unless funds are available to pay such Capped Amounts on such Quarterly Payment Date in accordance with the Priority of Payments; it being understood and agreed that (i) the aggregate accrued and unpaid Capped Amounts shall be due and payable from available funds (including from the liquidation of the Collateral) on the date on which all Swingline Loans and all Class A Loans shall become due and payable in full hereunder, whether by acceleration or otherwise and (ii) with respect to any Swingline Loans and any Class A Loans prepaid pursuant to Section 2.7(c), the aggregate accrued and unpaid Capped Amounts with respect to such Loans shall be due and payable from available funds on the date of prepayment of such Loans.

“Cash” means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“CCC Excess” means all or any portion of each Collateral Loan that causes clause (l) of the definition of “Concentration Limitations” to be exceeded; provided that in determining which of the Collateral Loans shall be included in the CCC Excess, the Collateral Loans with the lowest Market Value shall be deemed to constitute such CCC Excess.

“CCC Excess Collateral Loan” means all or any portion of each Collateral Loan that is included in the CCC Excess.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Control” means the Fund ceases to directly or indirectly own 100% of the equity interests in the Borrower.

“Class” means each class of Loans that may be made hereunder, which are the Swingline Loans and the Class A Loans.

“Class A Lenders” means, collectively, the Class A-R Lenders and the Class A-T Lenders.

agreement, or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Contingent Obligation” means, as to any Person, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation of such Person required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder by the person entitled to performance or payment thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is directly or indirectly recourse to such Person), the amount of the guaranty, to the extent it is directly or indirectly recourse to such Person, shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or cash equivalents to secure all or any part of such Person’s guaranteed obligations and (ii) in the case of any other guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.

“Converted Class A-R Loans” has the meaning set forth in Section 2.7(h).

“Corporate Trust Office” means the corporate trust office of the Collateral Agent, the Custodian, the Collateral Administrator and the Securities Intermediary currently located at 214 North Tryon Street, Charlotte, North Carolina 28202, Attention: Global Corporate Trust Services (CDO), Reference: ABPCIC Funding III LLC or such other address as the Collateral Agent, the Custodian, the Collateral Administrator or the Securities Intermediary may designate from time to time by notice to the Borrower, the Administrative Agent, and the Lenders or the principal corporate trust office of any successor Collateral Agent, Custodian, Collateral Administrator or Securities Intermediary.

“Cost of Funds Rate” means, with respect to any Swingline Loan, Class A-R Loan or Class A-T Loan funded by a CP Lender that is not a CP ~~LIBOR~~SOFR Lender, the weighted average of the Commercial Paper Rate, the Liquidity Funding Rate and the Credit Funding Rate at any time and from time to time based upon the portion of the outstanding principal amount of such Loan that is funded by Commercial Paper Funding, Liquidity Funding or Credit Funding for one or more Commercial Paper Funding Periods, Liquidity Funding Periods or Credit Funding Periods, respectively; provided that in no event shall the Cost of Funds Rate for any period exceed the Cost of Funds Rate Cap for such period. For purposes of this definition and its use in this Agreement, the Commercial Paper Rate established by a CP Lender shall be associated with the Commercial Paper Funding undertaken by such CP Lender.

"Cost of Funds Rate Cap" means, for any Interest Period, the sum of (i) ~~the London Interbank Offered Rate~~Term SOFR applicable to such Interest Period plus (ii) ~~0.50~~0.65 % per annum; provided that if~~, pursuant to Section 11.1(a), the Administrative Agent is unable to obtain a quotation for the London Interbank Offered~~ the Loans have converted to Base Rate~~,~~ Loans the Cost of Funds Rate Cap shall equal, for each day in any Interest Period, (i) the ~~Fallback~~Alternate Base Rate applicable to such day plus (ii) ~~0.50~~0.65% per annum.

“Cov-Lite Loan” means a Collateral Loan the Related Contracts for which do not require the borrower thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Related Contracts); provided that, notwithstanding the foregoing, a Collateral Loan shall be deemed not to be a Cov-Lite Loan if the Related Contracts for such Collateral Loan contain a cross-default or cross-acceleration provision to, or such Collateral Loan is pari passu with, another loan forming part of the same loan facility of the underlying Obligor that contains one or more Maintenance Covenants.

“Coverage Tests” means each of the Overcollateralization Ratio Test and the Interest Coverage Ratio Test.

“Covered Accounts” means, collectively, the Collection Account, the Custodial Account, the Future Funding Reserve Account, the Interest Reserve Account, the Payment Account, the Lender Collateral Account, the Closing Expense Account and any subaccounts of each of the foregoing.

“CP Conduit” means any limited-purpose entity established to use the direct or indirect proceeds of the issuance of Commercial Paper Notes to finance financial assets.

“CP Lender” means a CP Conduit that is a Lender, and that is identified to the Borrower as a CP Conduit on its signature page to this Agreement, an Assignment and Assumption or otherwise.

“CP ~~LIBOR~~SOFR Lender” means a CP Conduit that has elected in a written notice to the Borrower and the Administrative Agent to have its Loans accrue interest by reference to the ~~London Interbank Offered Rate~~Term SOFR.

“Credit Estimate” means, with respect to any Collateral Loan, a credit estimate obtained from DBRS in accordance with the Credit Estimate Procedures.

“Credit Estimate Procedures” means, with respect to any Collateral Loan,

    (a) if at any time such Collateral Loan does not have a DBRS Long Term Rating, then the Borrower shall, within ten Business Days after (x) the acquisition of such Collateral Loan or (y) the withdrawal of a DBRS Long Term Rating from such Collateral Loan, apply to DBRS for a Credit Estimate (and promptly notify the Collateral Agent of such application), which shall be used to determine the DBRS Risk Score for such Collateral Loan;

    (b) if the DBRS Risk Score of such Collateral Loan is determined based on a Credit Estimate, (i) the Borrower shall renew such Credit Estimate at least annually and (ii) the only be considered to be a Delayed Funding Loan to the extent of the undrawn commitment and only for so long as any future funding obligations remain in effect.

~~“Designated Base Rate” means the quarterly reference or base rate (and, if applicable, the methodology for calculating such reference rate) determined by the Administrative Agent (in its commercially reasonable discretion), which may be based on the rate acknowledged as a standard replacement in the leveraged loan market for LIBOR by the Loan Syndications and Trading Association® and which may include a modifier applied to a reference or base rate in order to cause such rate to be comparable to three month LIBOR, which modifier is recognized or acknowledged as being the industry standard by the Loan Syndications and Trading Association and which modifier may include an addition or subtraction to such unadjusted rate.~~

“DIP Loan” means any interest in a loan or financing facility with a DBRS Rating or for which a Credit Estimate has been requested (i) which is an obligation of a debtor-in-possession as described in Section 1107 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code) (a “Debtor”) organized under the laws of the United States or any State therein; (ii) which is paying interest on a current basis; and (iii) the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that (a) such DIP Loan is secured by liens on the Debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code; (b) such DIP Loan is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code; (c) such DIP Loan is secured by junior liens on the Debtor’s encumbered assets and such DIP Loan is fully secured based upon a current valuation or appraisal report; or (d) if the DIP Loan or any portion thereof is unsecured, the repayment of such DIP Loan retains priority over all other administrative expenses pursuant to Section 364(c)(1) of the Bankruptcy Code (provided, in the case of this clause (d), that notice has been provided to DBRS prior to the acquisition of such loan).

“Discount Loan” means any Collateral Loan that is acquired by the Borrower for a purchase price paid by the Borrower to the seller of such Collateral Loan of less than 90% of the principal balance of such Collateral Loan; provided that such Collateral Loan shall cease to be a Discount Loan at such time as the Market Value of such Collateral Loan, as determined daily for any period of 30 consecutive days since the acquisition by the Borrower of such Collateral Loan, equals or exceeds 90% of the principal balance of such Collateral Loan; and provided further that Collateral Loans for which the purchase price paid by the Borrower to the seller of such Collateral Loan was less than 90%, but at least 82%, of the principal balance of such Collateral Loan shall be deemed not to be Discount Loans, except that at any time when the Maximum Principal Balance of such Collateral Loans exceeds 10% of Total Capitalization, the excess portion designated by the Collateral Manager shall constitute Discount Loans.

“Distribution” means any payment of principal or interest or any dividend or premium payment made on, or any other distribution in respect of, a Collateral Loan or other security.

“Diversity Score” means a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth on Schedule D hereto.

“Dollars” and “$” mean lawful money of the United States of America.

or release into the environment, of any Hazardous Substances at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, of any applicable Environmental Law, in each case as to which there is a reasonable likelihood of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Equity Security” means any equity security or loan (other than a loan deemed to be a Defaulted Loan pursuant to Section 5.19(b)) or any other security that is not eligible for acquisition by the Borrower as a Collateral Loan and any security acquired by the Borrower as part of a “unit” with a Collateral Loan and which itself is not eligible for acquisition by the Borrower as a Collateral Loan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or (c) or, for the purposes of Section 412 of the Code and Section 302 of ERISA, (m) or (o) of the Code, with the Borrower.

“ESMA” means the European Securities and Markets Authority (including any successor or replacement organization thereto).

“EU Affected Lender” means an “institutional investor” as such term is defined in Article 2(12) of the EU Securitisation Regulation.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Securitisation Regulation” means Regulation (EU) 2017/2401 amending Regulation (EU) No 575/2013 and Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation, including any implementing regulation, technical standards and official guidance related thereto, in each case, as amended, varied or substituted from time to time.

~~“Eurodollar Rate Loans” means Loans accruing interest at an Applicable Rate based upon the London Interbank Offered Rate (including any replacement therefor under Section 11.1).~~

attributable to such Lender or the Administrative Agent’s failure to comply with Section 11.4(d) and (iv) any Taxes withheld pursuant to FATCA.

“Exposure Amount” as of any date means, with respect to any Revolving Collateral Loan or Delayed Funding Loan, the excess of (a) the Borrower’s maximum funding commitment thereunder over (b) the Principal Balance of such Revolving Collateral Loan or Delayed Funding Loan. For the avoidance of doubt, Exposure Amounts in respect of a Defaulted Loan shall be included in the calculation of the Exposure Amount if the Borrower is at such time subject to contractual funding obligations with respect to such Defaulted Loan.

~~“Fallback Rate” means the rate determined by the Administrative Agent as follows: (a) the sum of (i) the quarterly-pay rate associated with the reference rate applicable to the largest percentage of the floating rate Collateral Loans (as determined by the Administrative Agent as of the first day of the applicable Interest Period) plus (ii) the average of the daily difference between the last available three- month LIBOR and the rate determined pursuant to clause (i) above during the 20 Business Day period immediately preceding the applicable Interest Period, as calculated by the Administrative Agent, which may consist of an addition to or subtraction from such unadjusted rate and (b) if a rate cannot be determined using clause (a), the Designated Base Rate.~~

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such Sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such an intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the FRBNY on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upward, if necessary, to the next 1/100th of 1%) of the quotations for such day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Fee Letter Agreement” means the amended and restated fee letter agreement dated as of the Amendment No. 4 Effective Date between the Borrower, the Administrative Agent, the Fund and each Lender party thereto, as may be amended from time to time.

“Fee Proceeds” means all amounts in the Collection Account representing upfront, commitment, amendment and waiver, late payment (including compensation for delayed settlement or trades), anniversary, annual, facility, prepayment, redemption or any other fees of any type received by the Borrower in respect of any Collateral Loan and any excess, with respect to Participation Interests in Collateral Loans which have been sold by the Borrower pursuant to Section 10.1(b), of the interest paid by the applicable Obligor in respect of the portion of such Collateral Loan that is the subject of such Participation Interest over the amount of interest required to be paid by the Borrower to the purchaser of

~~”Interpolated Rate” means (a) for any Interest Period equal to three months, three month LIBOR as calculated in accordance with the definition of “LIBOR” and (b) for any Interest Period of less than or greater than three months, the rate determined through the use of straight-line interpolation by reference to two rates calculated in accordance with the definition of “LIBOR”, one of which shall be determined as if the maturity of the Dollar deposits referred to therein were the period of time for which rates are available next shorter than the Interest Period and the other of which shall be determined as if such maturity were the period of time for which rates are available next longer than the Interest Period; provided that if an Interest Period is less than or equal to seven days, then LIBOR shall be determined by reference to a rate calculated in accordance with the definition of “LIBOR” as if the maturity of the Dollar deposits referred to therein were a period of time equal to seven days.~~

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended. “Investment Criteria Adjusted Balance” means, with respect to any Collateral Loan, the Principal Balance of such Collateral Loan; provided that for all purposes the Investment Criteria Adjusted Balance of any Discount Loan shall be the purchase price of such Discount Loan (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof).

“IRS” means the U.S. Internal Revenue Service.

“Lender” means the Swingline Lender, each Class A-R Lender and each Class A-T Lender.

“Lender Collateral Account” means the account established pursuant to Section 8.3(d).

“Lender Collateral Subaccount” has the meaning set forth in Section 8.3(d)(ii).

~~“LIBOR Business Day” means any day except a Saturday, a Sunday or a day on which commercial banks in London or New York City are authorized or required by law to close.~~

~~“LIBOR Replacement Date” means the earlier to occur of the following events with respect to LIBOR:~~

    ~~(1)     in the case of clause (a) or (b) of the definition of “LIBOR Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or~~

    ~~(2)     in the case of clause (c) of the definition of “LIBOR Transition Event,” the date of the public statement or publication of information referenced therein; or~~

    ~~(3)     in the case of clause (d) of the definition of “LIBOR Transition Event,” the first interest determination date under Section 2.5(e) after the Collateral Report (or provision of other evidence) showing that the Asset Replacement Percentage is less than 50%.”~~

~~“LIBOR Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:~~

    ~~(a)    a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;~~

    ~~(b)     a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;~~

    ~~(c)     a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative; or~~

    ~~(d)     the Asset Replacement Percentage is less than 50%, as reported in the most recent Collateral Report.~~

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidity Facility” means, with respect to any Loan by any CP Lender, a liquidity asset purchase agreement, swap transaction or other facility that provides liquidity for Commercial Paper Notes, and any guaranty of any such agreement or facility.

“Liquidity Funding” means, with respect to any Loan by any CP Lender, at any time, funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided under a Liquidity Facility.

“Liquidity Funding Period” means, with respect to any Loan by any CP Lender, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded through a Liquidity Funding.

“Liquidity Funding Rate” means with respect to any Liquidity Funding under a Liquidity Facility on any day, the per annum rate of interest provided for in the relevant Liquidity Facility for such day.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of March 24, 2021, made and entered into by the Fund, in its capacity as the initial member of the Borrower, as further amended, restated or otherwise modified from time to time.

“Loan Documents” means this Agreement, the Account Control Agreement, the Collateral Management Agreement, the Collateral Administration Agreement, the Fee Letter Agreement,

the Notes, the Interest Hedge Agreements (if any), the Master Transfer Agreement and the Retention Letter.

“Loans” means, collectively, the Swingline Loans, the Class A-R Loans and the Class A- T Loans.

~~“London Interbank Offered Rate” or “LIBOR” means, with respect to any Interest Period, the Interpolated Rate (expressed as a percentage per annum rounded upwards to the nearest one hundredth (1/100) of one percent (1%)) for deposits in Dollars for the appropriate periods that appear on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) as reported by Bloomberg Financial Markets Commodities News as of 11:00 a.m., London time, two LIBOR Business Days before the first day of such Interest Period. If such rates do not appear on the applicable Bloomberg page (or on any such successor or substitute page or service referred to above) as of 11:00 a.m., London time, two LIBOR Business Days before the first day of such Interest Period, the Administrative Agent will request the principal London office of any four (4) major reference banks in the London interbank market selected by the Administrative Agent to provide such bank’s offered quotation (expressed as a percentage per annum rounded upwards to the nearest one hundredth (1/100) of one percent (1%)) to prime banks in the London interbank market for deposits in Dollars for the appropriate periods as of 11:00 a.m., London time, on such date for amounts comparable to the then outstanding principal amount of the applicable Loan (if available). If at least two such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Administrative Agent will request any three (3) major banks in New York City selected by the Administrative Agent to provide such bank’s rate (expressed as a percentage per annum rounded upwards to the nearest one hundredth (1/100) of one percent (1%)) for loans in Dollars to leading European banks for the appropriate periods as of approximately 11:00 a.m., New York City time, on the date which is two LIBOR Business Days before the first day of such Interest Period for amounts comparable to the then outstanding principal amount of the applicable Loan (if available). If at least two such rates are so provided, the London Interbank Offered Rate will be the arithmetic mean of such rates. If fewer than two rates are so provided, then the London Interbank Offered Rate will be the rate provided. If no such rate is provided, the London Interbank Offered Rate for such Interest Period will be the London Interbank Offered Rate in effect for the prior Interest Period. Notwithstanding the foregoing, (x) if LIBOR with respect to any Interest Period as determined pursuant to the foregoing would be a rate less than zero, LIBOR for such Interest Period shall be zero and (y) following the events specified in Section 11.1, LIBOR shall be determined in accordance with Section 11.1.~~

“Maintenance Covenant” means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) during each reporting period, whether or not such borrower has taken any specified action; provided that a covenant which otherwise satisfies the definition hereof but only applies when amounts are outstanding under the related loan shall constitute a Maintenance Covenant.

“Majority Lenders” means the Lender or Lenders holding, collectively, more than 50% of the sum of (a) the aggregate principal amount of all of the Loans (or, if specified herein, of the Loans of any Class or Classes) outstanding at such time plus (b) the aggregate Undrawn Commitments in respect of the Class A-R Loans at such time; provided that (i) in determining whether the Majority Lenders have consented to or approved any action or inaction, (x) the vote of any Borrower Affiliated Lender shall not be taken into account and the outstanding principal amounts and aggregate unutilized commitments held by each Borrower Affiliated Lender shall be excluded from the amounts set forth in exercises with respect to comparable assets that it manages for itself and for others having similar investment objectives and restrictions in accordance with its existing practices and procedures relating to assets of the nature and character of the Collateral Loans.

“Similar Law” means any federal, state or local law or regulations that are substantially similar to Section 406 of ERISA or Section 4975 of the Code.

“Small Obligor Test” means a test that will be satisfied for any Collateral Loan (i) which is a Senior Secured Loan and (ii) whose Obligor has a trailing twelve month EBITDA of less than $10,000,000 if (x) the loan-to-value ratio for such Collateral Loan is less than 45.0% and (y) the enterprise value of such Obligor is not less than $100,000,000.

“ SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator ..

“ SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“ SOFR Loans” means Loans accruing interest at an Applicable Rate based upon Term SOFR.”

“Specified Change” means any amendment, consent, modification or waiver of, or supplement to, a Related Contract that (a) extends the final maturity of a Collateral Loan beyond the Stated Maturity, (b) reduces or forgives the principal amount of a Collateral Loan (other than a Defaulted Loan that has been a Defaulted Loan for one year or more), (c) reduces the rate of interest payable on a Collateral Loan by more than 25% (other than a Defaulted Loan that has been a Defaulted Loan for one year or more), (d) postpones the Due Date of any Scheduled Distribution in respect of a Collateral Loan; provided that during the Reinvestment Period only, any amendment, consent, waiver or other modification postponing the Due Date of any Scheduled Distribution will not constitute a Specified Change so long as the Maximum Weighted Average Life Test would be satisfied (or if not satisfied, maintained or improved) after giving effect to such amendment, consent, modification, waiver or supplement, (e) subordinates (in right of payment, with respect to liquidation preferences or otherwise) a Collateral Loan, (f) releases any material guarantor or co-obligor of a Collateral Loan from its obligations, (g) releases a material portion of the collateral securing such Collateral Loan (excluding Defaulted Loans and any such releases associated with a prepayment) or (h) changes any of the provisions of a Related Contract specifying the number or percentage of lenders required to effect any of the foregoing.

“Specified Collateral Loan” means any Collateral Loan (other than (i) a Collateral Loan publicly rated by Moody’s or S&P and (ii) a Collateral Obligation for which the Borrower has applied to DBRS for a Credit Estimate within the timeframe specified in the definition of “Credit Estimate Procedures”) as to which the Credit Estimate Procedures have not been satisfied; provided that upon the receipt of a Credit Estimate from DBRS with respect to such Collateral Loan, such Collateral Loan shall no longer constitute a Specified Collateral Loan.

“Standard & Poor’s” or “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Stated Maturity” means March 24, 2031.

” Term SOFR” means for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “ Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. Notwithstanding the foregoing, if Term SOFR with respect to any Interest Period as determined pursuant to the foregoing would be a rate less than 0% , Term SOFR for such Interest Period shall be 0%.

“ Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“ Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Capitalization” means, at any time, the sum of (a) the Aggregate Principal Balance of the Collateral Loans (excluding any Defaulted Loans), plus (b) the Recovery Value of the Defaulted Loans, plus (c) the aggregate amount of the Undrawn Commitments in respect of the Class A- R Loans in excess of the Net Aggregate Exposure Amount, plus (d) the amount of all cash and Eligible Investments in the Collection Account and in the Future Funding Reserve Account, in each case constituting Principal Proceeds, plus (e) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (a)).

“Total Class A Commitment” as of any date of determination means the sum of the Total Class A-R Commitment and the Total Class A-T Commitment as of such date.

“Total Class A-R Commitment” as of any date of determination means the aggregate amount of the Class A-R Commitments (funded or unfunded) on such date, which as of the Amendment No. 4 Effective Date is $200,000,000 (as such amount may be reduced from time to time pursuant to Section 2.7).

“Total Class A-T Commitment” as of any date of determination means the aggregate amount of the Class A-T Commitments of the Class A-T Lenders on such date, which as of the Amendment No. 1 Effective Date is $50,000,000.

“U.S. Bank” means U.S. Bank National Association.

" U.S. Government Securities Business Day" means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

(x) summing (i) the sum of the products obtained by multiplying the required cash- pay portion of the interest coupon of each such Fixed Rate Obligation (plus any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) as of such date by the Principal Balance of each such Collateral Loan as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Loan that is a Revolving Collateral Loan or a Delayed Funding Loan, the related commitment or undrawn fee as of such date by the Exposure Amount of each such Collateral Loan as of such date, and

(y) dividing such sum by the Aggregate Principal Balance plus the Exposure Amount of all such Collateral Loans, and rounding the result up to the nearest 0.001%.

“Weighted Average DBRS Recovery Rate” means, as of any date of determination, the number, expressed as a percentage, obtained by summing the product of the DBRS Recovery Rate on such date of each Collateral Loan and the Principal Balance of such Collateral Loan, dividing such sum by the Aggregate Principal Balance of all such Collateral Loans and rounding up to the first decimal place.

“Weighted Average DBRS Risk Score” means the number (rounded up to the nearest hundredth) determined by:

The Maximum Principal Balance of each Collateral Loan	X	The DBRS Risk Score of such CollateralLoan (as determined as provided on Schedule C hereto)

divided by

The Aggregate Maximum Principal Balance of all such Collateral Loans.

“Weighted Average Life” means, as of any Measurement Date, the number obtained by (a) for each Collateral Loan (other than a Defaulted Loan), multiplying the amount of each Scheduled Distribution of principal (treating each Revolving Collateral Loan and Delayed Funding Loan as if the same were fully funded) to be paid after such Measurement Date by the number of years (rounded to the nearest hundredth) from such Measurement Date until such Scheduled Distribution of principal is due; (b) summing all of the products calculated pursuant to clause (a); and (c) dividing the sum calculated pursuant to clause (b) by the sum of all Scheduled Distributions of principal due on all the Collateral Loans (other than Defaulted Loans) as of such Measurement Date.

“Weighted Average Spread” means, with respect to any floating rate Collateral Loans (in each case excluding Defaulted Loans), as of any date, the number obtained by:

(x) summing (i) the sum of the products obtained by multiplying the excess of the cash-pay portion of the interest rate payable on such Collateral Loan (plus for any Collateral Loan, any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) (such rate stated as a per annum rate) over ~~LIBOR~~the London interbank offered rate applicable thereto (in the case of Collateral Loans accruing interest on the basis of the London interbank offered rate) or Term SOFR (in the case of Collateral Loans accruing interest at any other rate) as then in effect (which spread or excess may be expressed as a negative percentage) by the Principal Balance of each Collateral Loan as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Loan that is a Revolving Collateral Loan or a Delayed Funding Loan, the related commitment or undrawn fee as of such date by the Exposure Amount of each such Collateral Loan as of such date; and

assigns pursuant to Section 12.6), except to the extent that such Lender (or registered assignee) subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) of this Section 2.3. At the time of any payment or prepayment in full of the Loans evidenced by any Note, such Note shall be surrendered to the Administrative Agent promptly (but no more than five Business Days) following such payment or prepayment in full. Any such Note shall be cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note. If requested by any Lender in writing, the Borrower shall obtain a CUSIP or other loan identification number requested by such Lender that is customary for the nature of the Loans made hereunder.

(e) With respect to any Class A-R Conversion Date (i) if the applicable Class A-R Lender holds a Note evidencing its Class A-R Loans, such Lender shall cooperate with the Administrative Agent to either (x) deliver such Note for cancellation to the extent that the Class A-R Commitment of such Class A-R Lender is terminated in full or (y) make a notation on Schedule I of such Note to reduce the principal amount of the Class A-R Loan outstanding thereunder, in either case, in respect of any Converted Class A-R Loans, and simultaneously with any such delivery for cancellation or notation described in subclauses (x) and (y) above, the Administrative Agent shall cooperate with the applicable Lender to execute and deliver a Note evidencing the Class A-T Loans in respect of the Converted Class A-R Loan that is payable to such Lender, and (ii) if the applicable Class A-R Lender does not hold a Note evidencing its Class A-R Loans, the Administrative Agent shall make appropriate entries into the accounts to reflect the conversion of such Class A-R Loan (or portion thereof) into a Class A-T Loan.

Section 2.4 Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Stated Maturity.

Section 2.5 Interest Rates.

(a) The Loans shall be ~~Eurodollar Rate~~SOFR Loans, except as otherwise provided in this Agreement, including without limitation, in ~~clause (i) of~~ the definition of “Applicable Rate” and Sections 11.1 and 11.2.

(b) The Class A Loans shall bear interest on the unpaid principal amount thereof, for each day such Loan is outstanding during each Interest Period applicable thereto, at a rate per annum equal to the Applicable Rate with respect thereto. Such interest shall be payable for each Interest Period on the Quarterly Payment Date immediately following the end of such Interest Period and on the Stated Maturity.

(c) The Swingline Loans shall bear interest on the unpaid principal amount thereof, for each day such Swingline Loan is outstanding, at a per annum rate equal to the Applicable Rate with respect thereto. Accrued interest on each Swingline Loan shall be payable in arrears on each Quarterly Payment Date.

(d) In the event that, and for so long as, an Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest in respect of all Loans, shall bear interest for each day at the annual rate of the sum of (i) the Applicable Rate for such Loan for such day plus (ii) two percent (the “Post-Default Rate” for such Loan).

(e) The Administrative Agent shall determine each interest rate applicable to each Class of Loans hereunder for any Interest Period or portion thereof pursuant to this Section 2.5 and the related definitions; provided that the relevant CP Lender, its Program Manager or its funding agent, as applicable, shall determine and announce to the Administrative Agent the Cost of Funds Rate for each Loan that is made by a CP Lender and to which the Cost of Funds Rate applies, such determination to be conclusive absent manifest error. The Administrative Agent shall give prompt notice to the Borrower, the Collateral Agent, the Collateral Administrator and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, the Collateral Agent or any Lender, deliver to the Borrower, the Collateral Agent or such Lender, as the case may be, a statement showing the quotations and demonstrating the calculations used by the Administrative Agent or the relevant CP Lender, its Program Manager or its funding agent, as applicable, in determining any interest rate pursuant to this Section 2.5.

(f) ~~The Administrative Agent agrees to use its best efforts to obtain quotations of LIBOR as contemplated by Section 2.5(e) and the definition of “London Interbank Offered Rate”. If the Administrative Agent does not, or is unable to, obtain a timely quotation, the provisions of Section 11.1 shall apply.~~[Reserved]

(g) The Administrative Agent shall provide notice to the Borrower, the Collateral Agent and the Lenders of any and all ~~LIBOR~~Term SOFR rate sets on the date that any such rate set is determined. Each CP Lender, its Program Manager or its funding agent, as applicable, shall notify the Administrative Agent of the Cost of Funds Rate for each Loan that is made by such CP Lender and to which the Cost of Funds Rate applies on or prior to the related Calculation Date in connection with the provision of its invoice or otherwise upon written request. The Cost of Funds Rate for each CP Lender shall be calculated, for each day during the period between the date of such notice and the last day of each Interest Period (the “Estimate Period”), on the basis of such CP Lender’s good faith estimate of its funding costs for such Estimate Period, and the amount of interest payable to such CP Lender in respect of the following Interest Period shall be increased by the amount, if any, by which interest at the actual Cost of Funds Rate for such CP Lender for such Estimate Period exceeds the amount estimated or shall be decreased by the amount, if any, by which the amount of interest at the estimated Cost of Funds Rate for such Estimate Period exceeds the amount of interest accrued at the actual Cost of Funds Rate. However, on the Stated Maturity, any such increase or decrease that would be due pursuant to the preceding sentence shall instead be settled and paid on the Stated Maturity. Each CP Lender, its Program Manager or its funding agent, as applicable, shall supply a reconciliation of such amounts as provided in this Section 2.5(g) for each such period to the Administrative Agent and, absent manifest error, such reconciliation shall be conclusive and binding on all parties hereto. The interest rate payable to a CP Lender shall reflect proportionately the different sources of funding used during each Interest Period by such CP Lender to finance its outstanding Loans.

Section 2.6 Commitment Fees.

(a) Commitment Fees Payable. The Borrower shall, subject to Section 11.5(b)(ii)(y), pay to the Class A-R Lenders pursuant to Section 6.4 or 9.1, as applicable, ratably in proportion to their respective Percentage Shares of the Undrawn Commitment (provided that if the Class A-R Commitment of any Class A-R Lender is reduced as the result of a Bail-In Action, such Lender’s Percentage Share of the Undrawn Commitment shall be calculated based on its Class A-R Commitment as so reduced), a commitment fee (a “Commitment Fee”) accruing for each day during each Interest Period equal to the product of the Commitment Fee Rate and the undrawn amount of the Total Class A-R Commitment as of the end of such day.

The Commitment Fees shall be payable quarterly in arrears on the Quarterly Payment Date immediately following each Interest Period for which such fees accrue as provided in the Priority of administration of this Agreement, or unless and to the extent written notice of such matter is received by the Collateral Agent at its address in accordance with Section 12.1 and such notice references this Agreement or the Borrower.

(o) The Collateral Agent shall in no event have any liability for the actions or omissions of the Borrower, the Lenders, the Administrative Agent, the Collateral Manager or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Lenders, the Administrative Agent, the Collateral Manager or any other Person except to the extent that such inaccuracies or errors are caused by the Collateral Agent’s own bad faith, willful misfeasance, gross negligence or reckless disregard. The Collateral Agent shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Lenders, the Administrative Agent, the Collateral Manager or another Person in furnishing necessary, timely and accurate information to the Collateral Agent provided that such information is required to be delivered to the Collateral Agent hereunder or is requested by the Collateral Agent from such Person.

(p) For the avoidance of doubt, none of the Collateral Agent, the Custodian, the Collateral Administrator or the Securities Intermediary shall be charged with knowledge of the Securitisation Regulations, nor will the Collateral Agent, the Custodian, the Collateral Administrator or the Securities Intermediary be responsible for monitoring, confirming or enforcing any of the provisions of the Securitisation Regulations applicable to the transaction, and none of the Collateral Agent, the Custodian, the Collateral Administrator or the Securities Intermediary will be liable to any party for violation of such rules now or hereinafter in effect.

(q) None of the Collateral Agent, the Custodian, the Collateral Administrator or the Securities Intermediary shall be under any obligation to (i) monitor, determine or verify the unavailability or cessation of ~~LIBOR~~TERM SOFR, any replacement index (or other applicable interest rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of (except as expressly provided herein), any ~~LIBOR Transition Event or LIBOR Replacement Date, any~~ amendment or change required to be made to the applicable interest rate~~,~~ or (ii) select, determine or designate ~~LIBOR,~~Term SOFR or the Alternate Base ~~Rate, Designated Base Rate, or Fallback Rate, or other successor or replacement benchmark index~~, or whether any conditions to the designation of such a rate have been satisfied~~, (iii) select, determine or designate any adjustment margin or other modifier to any replacement or successor index, or (iv) determine whether or what amendments are necessary or advisable, if any, in connection with any of the foregoing~~.

(r) None of the Collateral Agent, the Custodian, the Collateral Administrator or the Securities Intermediary shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of ~~LIBOR,~~Term SOFR or the Alternate Base ~~Rate, Designated Base Rate, or Fallback Rate (or other applicable interest rate) and absence of a designated replacement Interest~~ Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Administrative Agent or any Lender, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

Section 7.6 Indemnification. Each Lender shall, ratably in accordance with the percentage of the Total Class A Commitment represented by such Lender’s Commitment, indemnify the Agents, their respective affiliates, directors, officers, agents and employees (to the extent not reimbursed by the Borrower as may be required under this Agreement) against any cost, expense (including fees and disbursements of counsel), claim, demand, action, loss or liability (except such as result from such

Section 10.2 Eligibility Criteria. On and after the date of the first Borrowing, a debt obligation will be eligible for purchase or origination (including in connection with a substitution pursuant to Section 10.1(a)(vii)) by the Borrower and inclusion in the Collateral only if as evidenced by an officer’s certificate (which officer’s certificate shall be deemed given upon delivery of a trade ticket or other direction to purchase or originate such debt obligation) of an Authorized Officer of the Borrower delivered to the Collateral Agent, the Eligibility Criteria are satisfied at the time such debt obligation is purchased or originated (on a trade date basis), after giving effect to the inclusion of such debt obligation.

Section 10.3 Conditions Applicable to all Sale and Purchase Transactions. Any transaction effected under this Article X or in connection with the acquisition, disposition or substitution of any asset shall be conducted on an arm’s-length basis.

ARTICLE XI

CHANGE IN CIRCUMSTANCES

Section 11.1 Basis for Determining Interest Rate Inadequate or Unfair.

~~(a)~~ In the case of ~~Eurodollar Rate~~SOFR Loans, if on or prior to the first day of any Interest Period~~, unless the Administrative Agent determines that a LIBOR Transition Event and its related LIBOR Replacement Date have occurred~~:

(i) the Administrative Agent ~~is unable to obtain a quotation for the London Interbank Offered Rate as contemplated by Section 2.5, or~~determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof, or

(ii) the Majority Lenders advise the Administrative Agent that ~~as a result of changes arising after the date of this Agreement in the London Interbank Offered Rate~~ they have determined, in their commercially reasonable judgment, that ~~a material disruption to LIBOR or a change in the methodology of calculating LIBOR has occurred, or that the London Interbank Offered Rate as determined by the Administrative Agent~~Term SOFR will not adequately and fairly reflect the cost to such Lenders of funding or maintaining their ~~Eurodollar Rate~~SOFR Loans for such Interest Period, in each case the Administrative Agent shall forthwith give notice thereof (in writing or by telephone confirmed in writing) to the Borrower, DBRS, the Collateral Agent, the Collateral Administrator and the Lenders, whereupon until the Administrative Agent notifies the Borrower and the Collateral Agent that the circumstances giving rise to such suspension no longer exist, which notice shall be given promptly following the cessation of such circumstances, the obligations (if any) of the Lenders to make ~~Eurodollar Rate Loans shall be fulfilled based on LIBOR in effect for the prior Interest Period; provided that if such period of unavailability continues for more than 30 days, then on the close of business on the 30th day, a LIBOR Transition Event shall have been deemed to occur and the following day shall be considered the LIBOR Replacement Date.~~SOFR Loans (if any) shall be suspended and the Lenders shall instead fund Base Rate Loans.

~~(b) If the Administrative Agent determines that a LIBOR Transition Event and its related LIBOR Replacement Date have occurred, then the Administrative Agent and the Borrower may choose a replacement index for LIBOR and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR-based interest~~

~~rate in effect prior to its replacement. The Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 12.5), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the 10th Business Day after the date a draft of the amendment is provided to the Lenders and DBRS, unless the Administrative Agent receives, on or before such 10th Business Day, a written notice from the Majority Lenders stating that such Lenders object to such amendment.~~

~~Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States, loans converted from a LIBOR-based rate to a replacement index-based rate and consistent with market practices in the market for collateralized loan obligations, and (ii) may also reflect adjustments, to the extent consistent with market practices in the collateralized loan obligations market, to account for (x) the effects of the transition from LIBOR to the replacement index and (y) yield- or risk-based differences between LIBOR and the replacement index. Any selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement will be after consultation and agreement of the Borrower.~~

~~Until an amendment reflecting a new replacement index in accordance with this Section 11.1 is effective, each advance, conversion and renewal of a Loan will continue to bear interest with reference to LIBOR and if no such rate is provided, as set forth in the definition thereof, LIBOR for such Interest Period will be the Fallback Rate in effect on the first day of such Interest Period. The Administrative Agent shall provide notice to DBRS, the Collateral Agent and the Collateral Administrator promptly upon the implementation of the Fallback Rate.~~

~~Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.~~

Section 11.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender in good faith with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender to make, maintain or fund its ~~Eurodollar Rate~~SOFR Loans (if any) and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof (in writing or by telephone confirmed in writing) to the Lenders, the Collateral Agent, DBRS and the Borrower, whereupon until such Lender notifies the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make ~~Eurodollar Rate~~SOFR Loans (if any) shall be suspended (provided that such Lender shall instead fund Base Rate Loans). Before giving any notice to the Administrative Agent pursuant to this Section 11.2, such Lender shall designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and would not be otherwise disadvantageous to such Lender. If circumstances subsequently change so that it is no longer unlawful for an affected Lender to make or maintain ~~Eurodollar Rate~~SOFR Loans as contemplated hereunder, such Lender will, as soon as reasonably practicable after such Lender becomes aware of such change in circumstances, notify the Borrower, the Collateral Agent and the Administrative

Agent and upon receipt of such notice, the obligations of such Lender to make or continue ~~Eurodollar Rate~~SOFR Loans shall be reinstated.

Section 11.3 Increased Cost and Reduced Return.

(a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) ~~or on the London interbank market~~ any other condition affecting its ~~Eurodollar Rate~~SOFR Loans, its Notes evidencing ~~Eurodollar Rate~~SOFR Loans, or its obligation to make ~~Eurodollar Rate~~SOFR Loans, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto (other than any increased costs on account of (x) Indemnified Taxes, (y) Taxes described in clauses (ii) through (iv) of the definition of “Excluded Taxes” and (z) Connection Income Taxes) by such Lender (with a copy to the Administrative Agent, the Collateral Agent and DBRS), such additional amount or amounts as will compensate such Lender for such increased cost or reduction shall constitute “Increased Costs” payable by the Borrower pursuant to Sections 9.1(a) and 6.4; provided that such amounts shall be no greater than that which such Lender is generally charging other borrowers similarly situated to Borrower.

(b) If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then, upon demand (which demand shall set forth in reasonable detail the basis for such demand for compensation) by such Lender (with a copy to the Administrative Agent, the Collateral Agent and DBRS), such additional amount or amounts as will compensate such Lender for such reduction (to the extent funds are available therefor in accordance with the Priority of Payments) shall constitute “Increased Costs” payable by the Borrower pursuant to Sections 9.1(a) and 6.4; provided that such amount shall be no greater than that which such Lender is generally charging other borrowers similarly situated to Borrower.

(c) Each Lender will promptly notify the Borrower, the Collateral Agent, DBRS and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 11.3 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 11.3 and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be delivered in connection with any request of the Loans, the sharing of indemnities payable under Section 7.6, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 12.5 or any other provision of this Agreement; (4) release any Collateral except as provided in this Agreement or the other Loan Documents; or (5) alter the terms of Section 2.7, Section 2.8, Section 2.12, Section 6.4, Section 7.6, Section 9.1, Section 10.1(c)(ii), Section 11.3 or this Section 12.5 (or any defined term as it is used therein) in a manner adverse to the interests of any Lender;

(ii) no such amendment or waiver shall, unless signed by all Lenders, change the date fixed for any payment of principal of or interest on any Loan or any fees or other amounts hereunder or for any reduction or termination of any Commitment of such Class or Classes;

(iii) no such amendment or waiver shall, unless signed by each Lender affected thereby, change the principal of or rate of interest on any Loan held by any Lender or any fees, increased costs or indemnities payable for the account of any Lender; provided that the foregoing shall not apply to the rescission of interest accruing at the Post-Default Rate, which may be rescinded by the Majority Lenders;

(iv) no amendment or waiver of any provision under this Agreement or any other Loan Document that governs the rights and obligations of CP Lenders or their Conduit Support Providers (including this Section 12.5(a)(iv)) (other than amendments and waivers that apply generally to Lenders) or that specifically relates to CP Conduits shall be effective without the written consent of each CP Lender; and

(v) no such amendment or waiver shall, unless signed by all Affected Lenders and the Retention Provider, amend provisions relating to the Securitisation Regulations or the rights and obligations of the Retention Provider.

(b) In connection with any proposed amendment or waiver of this Agreement or any other Loan Document pursuant to this Section 12.5, either (1) such proposed amendment or waiver will be effective only upon satisfaction of the Rating Condition or (2) if, in the Borrower’s reasonable determination, such proposed amendment or waiver does not have a reasonable likelihood of being adverse to the interests of any Lender, then the Borrower shall, not later than ten Business Days prior to the execution of such proposed amendment or waiver, deliver to each of the Lenders a copy of such proposed amendment or waiver; provided, in the case of the foregoing clause (2), if any Lender notifies the Borrower prior to execution of such proposed amendment or waiver that, based on its reasonable determination, such proposed amendment or waiver could adversely affect the interests of any Lender, such proposed amendment or waiver will not be effective without the satisfaction of the Rating Condition; provided, further that no amendment (including, for the avoidance of doubt, any amendment to the Fee Letter Agreement) shall increase the Commitment of any Lender or increase the Applicable Margin without satisfaction of the Rating Condition.

(c) ~~Notwithstanding clauses (a) and (b) above, the Administrative Agent and the Borrower may agree to make any amendment to this Agreement in accordance with the procedures set forth in Section 11.1; provided that the Collateral Agent and the Collateral Administrator shall not be bound by any amendment to this Agreement which would (i) increase or materially change or affect the duties or liabilities of, reduce, eliminate, limit or otherwise change any right or privilege of (including as a result of an effect on the amount or priority of any fees or other amounts payable to the Collateral Agent or the Collateral Administrator), or adversely change the economic consequences to, the Collateral~~

~~Agent or the Collateral Administrator, (ii) expand or restrict the such party’s discretion or (iii) adversely affect the Collateral Agent or the Collateral Administrator, unless such party consents in writing thereto.~~

(c) [Reserved]

(d) The Borrower shall, promptly following the execution of any amendment, waiver or supplement to any Loan Document, provide copies thereof to each Lender, the Administrative Agent, the Collateral Agent and DBRS.

Section 12.6 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders except as permitted by this Agreement.

(b) (i) Any Lender may at any time grant to one or more banks, commercial paper conduits or other institutions (each, a “Participant”) participating interests in its Commitment or any or all of its Loans; provided that each such Participant represents in writing to such Lender that it (and each account for which it is acquiring such participating interest) is both (x) a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act and (y) a Permitted Purchaser. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(ii) In the event that any Lender sells participations in its Commitment or any or all of its Loans hereunder, such Lender shall, acting solely for this purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of all Participants in the Commitments or Loans held by it and the principal amount (and stated interest thereon) of the portion of the Commitments or Loans which is the subject of the participation (the “Participant Register”). A Commitment or Loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Commitment or Loan may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

13.	List all Defaulted Loans

14.	Assets purchased or sold within the Due Period including

a.	Facility Name

b.	Trade/Settlement Dates

c.	Reason for sale/ Transaction Motivation (e.g. Discretionary, Credit Risk, Credit Improved)

d.	Purchaser or seller is an affiliate of the Borrower?

e.	Par amount

f.	Price

g.	Proceeds

h.	Accrued interest

15.	~~Calculation of the Asset Replacement Percentage~~

15.	~~16.~~ List all Eligible Account Banks